Exhibit 99.1

             Weyco Reports Record First Quarter Sales and Earnings

    MILWAUKEE, April 26 /PRNewswire-FirstCall/ -- Weyco Group, Inc.
(Nasdaq: WEYS), today announced record financial results for the quarter ended March 31, 2004.


    First Quarter Highlights:

     -- Diluted earnings per share increased 10% to a record $.88 compared with $.80 in 2003.

     -- Net sales totaled $61.7 million compared with $60.4 in 2003. Sales in both the Company's wholesale and retail divisions showed increases. The Company's Stacy Adams and Nunn Bush brands were up 9% and 1%, respectively, with the Company's Florsheim brand down 11%. Retail sales increased 14% to $6.5 million, up from $5.7 million in 2003. Same store sales were up 13%. Licensing revenue was flat with $750,000 included in net sales in each year.

     -- Operating earnings increased 9.6% to $8.5 million or 13.7% of net sales, compared with $7.7 million or 12.8% of net sales in 2003. The increase in operating earnings results from an increase in overall gross margins of approximately .7%. The increased margins were primarily in the Company's Florsheim division and resulted from a reduction of closeout sales. The increase in gross margins as a percent of net sales in the Florsheim division offsets the loss of gross margin dollars due to the decrease in net sales for the quarter.

     -- Net earnings grew by 10.3% to $5.2 million or 8.3% of net sales, versus $4.7 million or 7.7% of net sales in 2003. The 10.3% increase in net earnings was greater than the 9.6% increase in operating earnings because of lower interest expense, which was partially offset by a slightly higher effective tax rate.


    "We are very pleased with the results of the first quarter," stated Tom Florsheim, Jr., Chairman and Chief Executive Officer, Weyco Group, Inc.
"While sales of Florsheim product were down for the quarter, the outlook for the brand is strong. Our bookings for the fall season are up and we expect to show an increase in sales in the Florsheim division in 2004. Since the Florsheim acquisition in May 2002, we have updated the product to appeal to a consumer that is in his 30's and 40's. This younger consumer is reacting positively to our footwear, which we are seeing in our sell-through performance, both in accounts that we are selling to on a wholesale basis, and in our own stores as well."

    "Our key strategy with Florsheim is to align ourselves with department stores and 'better' shoe and clothing stores that provide an environment and image that properly represent the brand. We have discontinued distribution with several retailers where we feel that the environment is not appropriate to selling Florsheim product, and we are making good strides in opening new distribution that fits with Florsheim's quality and heritage. We are supporting our product initiative by investing heavily in both print and outdoor media with a creative execution that reflects an updated image for the Florsheim brand."

    "Our Stacy Adams division had an excellent quarter, up over 9%. This was fueled by the continued strong performance of the Stacy Adams dress shoe business. The Stacy Adams licensed products and the related licensing revenue also had a strong quarter as the brand continues to benefit from the overall market trend towards dressing up."

    "Our Nunn Bush division sales were solid as the brand continues to deliver a strong performance at retail. Over the past few years we believe that Nunn Bush has strengthened its position as a dominant player in men's moderate branded footwear and that potential remains for continued growth."

    On April 1, 2004, the Company paid a regular quarterly dividend of $.10 per share to shareholders of record on March 8, 2004.

    Weyco Group, Inc., headquartered in Milwaukee, WI, is engaged in the distribution of men's footwear. The principal brands of shoes sold are Florsheim, Nunn Bush, Nunn Bush NXXT, Brass Boot, Stacy Adams, and SAO by Stacy Adams. The company's products consist of quality leather dress and casual shoes.


    This press release contains certain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Various factors could cause the results of Weyco Group to be materially different from any future results expressed or implied by such forward-looking statements. Such factors include, but are not limited to the Company's ability to: (i) successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions;
(ii) procure a majority of its products from independent manufacturers; and
(iii) other factors, including those detailed from time to time in Weyco Group's filings made with the SEC. Weyco Group undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.


    WEYCO GROUP, INC.
    CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

                                                 March 31       March 31
                                                   2004           2003

    NET SALES                                  $61,743,369     $60,379,924

    COST OF SALES                               40,484,710      40,195,100

         Gross earnings                         21,258,659      20,184,824

    SELLING AND ADMINISTRATIVE EXPENSES         12,776,351      12,447,444

         Earnings from operations                8,482,308       7,737,380

    INTEREST INCOME                                120,863         149,826

    INTEREST EXPENSE                              (167,485)       (351,962)

    OTHER INCOME AND EXPENSE, net                  (32,990)         20,950

    Earnings before provision for income taxes   8,402,696       7,556,194

    PROVISION FOR INCOME TAXES                   3,250,000       2,885,000

         Net earnings                           $5,152,696      $4,671,194

    WEIGHTED AVERAGE SHARES
         Basic                                   5,637,793       5,685,509
         Diluted                                 5,837,573       5,843,840

    EARNINGS PER SHARE
         Basic                                        $.91            $.82
         Diluted                                      $.88            $.80

    CASH DIVIDENDS PER SHARE                          $.10            $.09



    CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

                                                   March 31     December 31
                                                     2004           2003
    ASSETS
    CURRENT ASSETS:
         Cash and cash equivalents                $7,911,001     $9,091,567
         Marketable securities, at
          amortized cost                           3,729,197      4,206,100
         Accounts receivable, net                 38,835,619     29,900,197
         Accrued income tax receivable                    --        228,074
         Inventories                              36,736,510     43,727,578
         Deferred income tax benefits              1,985,878      2,483,037
         Prepaid expenses and other
          current assets                             949,681        968,264
               Total current assets               90,147,886     90,604,817

    MARKETABLE SECURITIES, at amortized cost       7,535,243      6,273,638
    OTHER ASSETS                                  13,730,819     13,750,574
    PLANT AND EQUIPMENT, net                      29,341,365     29,689,257
    TRADEMARK                                     10,867,969     10,867,969

                                                $151,623,282   $151,186,255


    LIABILITIES & SHAREHOLDERS' INVESTMENT
    CURRENT LIABILITIES:
         Short-term borrowings                   $24,969,660    $27,944,830
         Accounts payable                          5,813,425      7,465,606
         Dividend payable                            555,462        563,642
         Accrued liabilities                       6,310,449      8,279,846
         Accrued income taxes                      2,263,958             --
               Total current liabilities          39,912,954     44,253,924

    LONG-TERM PENSION LIABILITY                    3,109,154      3,077,285
    DEFERRED INCOME TAX LIABILITIES                5,006,478      5,009,158
    SHAREHOLDERS' INVESTMENT:
         Common stock                              4,338,875      4,324,983
         Class B common stock                      1,306,043      1,305,435
    Capital in excess of par value                 4,416,651      4,189,138
    Reinvested earnings                           93,505,857     88,917,253
    Accumulated other comprehensive income
     (loss)                                           27,270        109,079
    Total shareholders investment                103,594,696     98,845,888

                                                $151,623,282   $151,186,255



    CONSOLIDATED STATEMENTS
    OF CASH FLOWS (Unaudited)
    For the three months ended March 31, 2004 and 2003

                                                      2004           2003

    CASH FLOWS FROM OPERATING ACTIVITIES:
         Net earnings                            $ 5,152,696    $ 4,671,194
         Adjustments to reconcile net
          earnings to net cash provided
          by operating activities -
               Depreciation                          678,422        667,439
               Amortization                           48,649         47,295
               Deferred income taxes                 494,479        111,000
               Deferred compensation                  17,400         49,323
               Pension expense                       150,000        150,000
               Gain on sale of assets                (84,704)            --
               Increase in cash surrender
                value of life insurance             (102,000)       (93,000)
         Changes in operating assets and
          liabilities -
               Accounts receivable                (8,935,422)    (9,044,392)
               Inventories                         6,991,068     (1,457,116)
               Prepaids and other current assets      18,584        323,253
               Accounts payable                   (1,652,181)     6,843,872
               Accrued liabilities and other      (2,103,152)    (1,091,131)
               Accrued income taxes                2,492,032      3,548,331
                    Net cash provided by
                     operating activities          3,165,871      4,726,068

    CASH FLOWS FROM INVESTING ACTIVITIES:
         Purchase of marketable securities        (1,412,909)      (700,000)
         Proceeds from maturities of
          marketable securities                      626,313      1,215,850
         Purchase of plant and equipment            (345,023)    (1,038,628)
         Proceeds from sales of plant
          and equipment                               90,611             --
                    Net cash used for
                     investing activities         (1,041,008)      (522,778)

    CASH FLOWS FROM FINANCING ACTIVITIES:
         Cash dividends paid                        (572,272)      (490,810)
         Proceeds from stock options exercised       242,013         64,025
         Net (repayments) borrowings under
          revolving credit agreement              (2,975,170)     3,150,717
                    Net cash (used for)
                     provided by financing
                     activities                   (3,305,429)     2,723,932
         Net (decrease) increase in cash
          and cash equivalents                    (1,180,566)     6,927,222

    CASH AND CASH EQUIVALENTS
     at beginning of period                       $9,091,567     $7,301,104

    CASH AND CASH EQUIVALENTS
     at end of period                             $7,911,001    $14,228,326

    SUPPLEMENTAL CASH FLOW INFORMATION:
         Income taxes paid, net of refunds          $129,500      $(937,710)
         Interest paid                              $153,745       $396,679



SOURCE  Weyco Group, Inc.
    -0-                             04/26/2004
    /CONTACT: John Wittkowske of Weyco Group, Inc., +1-414-908-1880/ /Web site: www.weycogroup.com /
    (WEYS)

CO:  Weyco Group, Inc.
ST:  Wisconsin
IN:  REA FAS
SU:  ERN